Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Trustees of
Federal Life Trust:
We consent to the incorporation by reference in the Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A
(No. 333-147558) of our report dated February 28, 2011 on the financial statements of the Federal Life Equity Portfolio and the Federal Life Fixed Income Portfolio, each a series of the Federal Life Trust, appearing in the Annual Report on Form N-CSR of Federal Life Trust for the year ended December 31, 2010, and to references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of the Registration Statement.
/s/ BLACKMAN KALLICK, LLP
Chicago, Illinois
April 29, 2011